POWER OF ATTORNEY


         I, Beatrice J Cazala, President, Global Commericalization and President, Europe of Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 345 Park Avenue, New York, New York, do hereby constitute and appoint each of Anne Nielsen, Sonia Vora and Katherine Kelly, individually,as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions until such time as I am no longer an officer of Bristol Myers Squibb Company.

        IN WITNESS WHEREOF, I have executed this Power of Attorney on this 4th day of March 2009.



                                                /s/ Beatrice J Cazala
                                                Beatrice J Cazala